Exhibit 10.35

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT
AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered June 29, 2020 (the "Effective Date"), by and between ORGANICELL REGENERATIVE MEDICINE, a Nevada corporation, (the "Company") and ALBERT MITRANI, an individual (the "Executive").

RECITALS

WHEREAS, the Company and the Executive have heretofore entered into an Employment Agreement, made and entered into effective as of April 13, 2018 (the "Original Employment Agreement"), pursuant to which the Company employed the Executive; and

WHEREAS, in connection with the Company's continued employment of the Executive, the Company and the Executive wish to modify and amend certain terms of the Executive's employment by the Company and in connection therewith, restate the Original Employment Agreement in its entirety by entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.              Recitals. The above recitals are true and correct and are incorporated herein by reference.

2.              Position and Duties. The Executive shall serve as Acting Chief Executive Officer, President and Chief Operating Officer of the Company reporting to the Company's board of directors (the "Board"). The Executive shall perform those services customary to those offices and such other lawful duties that may be reasonably assigned to him from time to time by the Board, provided those duties are consistent with the Executive's position and authority. The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company.

3.              Term. The Company shall continue to employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring on the December 31, 2025, unless this Agreement is sooner terminated as set forth herein (the "Initial Term"). This Agreement shall automatically renew for successive three (3) year periods (each, a "Renewal Term," and together with the Initial Term, the "Term"), unless either party give notice of non-renewal of this Agreement at least sixty (60) days prior to expiration of the Initial Term or any Renewal Term, or unless this Agreement is sooner terminated as set forth herein.

3.               Compensation and Related Matters.

(a)          Base Salary. The Executive's annual base salary shall be three hundred thousand dollars ($300,000), retroactive to January 1, 2019 (together with any subsequent increases thereto as hereinafter provided, the "Base Salary"), including the salary adjustments described below in 3(b) below.

(b)          The Executive's Base Salary shall be increased upon such time that the Company achieves monthly revenues in the amounts provided below, provided such monthly revenue increase occurs for four consecutive months ("Revenue Milestone"). Upon the achievement of the defined Revenue Milestone, the salary adjustment will be retroactive to the first month in which the salary threshold was met. Any adjustment pursuant to this provision shall not be reduced for any future reduction in revenues that may occur.

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Monthly Revenues (in millions)	Base Salary Increase
$1.00	$130,000
$1.50	$200,000
$2.00	$275,000
$3.50	$630,000
$5.00	$900,000

(c)           $162,500 of the Base Salary ("Original Base Salary") shall be payable in accordance with the Company's normal payroll procedures in effect from time to time. Any Base Salary amount in excess of the Original Base Salary shall only be paid only upon there being sufficient available cash and when payable, shall be in accordance with the Company's normal payroll procedures in effect from time to time.

(d)           Beginning July 1, 2020, at the sole option of the Executive, any portion of unpaid Original Base Salary for periods after January 1, 2020, including unpaid bonus salary, may be converted by Executive into common stock of the Company at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Original Base Salary that existed prior to January 1, 2020, including unpaid bonus salary, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Beginning December 1, 2020, at the sole option of the Executive, all unpaid Base Salary in excess of the Original Base Salary ("Incremental Salary") for periods after January 1, 2020 may be converted by the Executive into common stock of the Company at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Incremental Salary that existed prior to January 1, 2020, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Until such time as the Executive elects to convert, the accrued and unpaid salary, including Original Base Salary and Incremental Salary shall remain an obligation of the Company.

(e)            In addition to the foregoing, the Base Salary may be increased by the Board or its compensation committee (the "Committee"), if any, from time to time during the Term, but shall be reviewed by the Board or the Committee, if any, at least annually.

(f)           Annual Bonus. During the Term, the Executive may be paid a performance bonus to the extent earned, based on criteria established by the Board or the Committee from time to time during the Term (the "Bonus"). The amount of any Bonus and the performance criteria for earning the Bonus, if any for any subsequent fiscal year shall be determined by the Board or the Committee, in good faith, no later than sixty (60) days after the commencement of the relevant fiscal year. The Executive's Bonus for a bonus period shall be determined by the Board or the Committee after the end of the applicable bonus period and be paid to the Executive in the year following the year to which the Bonus relates when annual bonuses for that year are paid to other senior executives of the Company generally.

(g)          Performance Plan Incentives. During the Term, the Executive will be entitled to participate in the Company's Management and Consultants Performance Stock Plan (the "MCPP"). The MCPP shall provide the Executive fully vested shares of common stock of the Company based on the achievement of certain defined operational performance milestones as determined by the Board ("Milestones"), during the Term of the Agreement and for a period of thirty-six (36) months after the expiration or earlier termination of the Agreement, provided that expiration or termination is not for "Cause" or the Executive's Non-Renewal of the Agreement.

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(h)          Tax True-up. During the Term, the Executive will be entitled to receive additional compensation equal to the amount of personal income tax that the Executive is required to pay in connection with federal and or state income taxes associated with any equity award granted to the Executive during the Executive's employment with the Company ("Tax True-up"), provided however that the amount of the Tax True-up shall only be provided to the extent of any shortfall in the amount of proceeds that the Executive is reasonably able to obtain through timely liquidation of the associated equity award that is subject to income taxes through non-distressed open market sales or loans obtained by Executive secured by such equity award. The Company shall provide the additional cash compensation to the Executive in a timely manner in order to allow Executive the ability to timely make the Executive's required income tax payments.

In addition to the above, the Company will also reimburse Executive for any incremental taxes (excluding income taxes) which the Executive is liable as a result of the Company not paying its applicable portion of payroll related taxes associated with compensation paid to Executive.

(i)            Commissions. During the Term, the Executive shall be entitled to receive commissions equal to five percent (5%) of "Net Sales" on all sales of the Company's products directly attributable to him. As used in this Agreement, "Net Sales" means that amount actually paid by the Company's customers for its products, excluding returns, cost of goods sold (including freight-in and freight out) and all allowances, rebates and discounts, including but not limited to volume discounts, early payment discounts, promotional discounts and other discounts approved by the Company. Commissions earned during each calendar month shall be calculated and paid to the Executive within twenty (20) days after the end of such calendar month.

(j)            Car and Mileage Allowance. During the Term (and retroactive to January 1, 2020), the Company shall pay the Executive a monthly car and mileage allowance of up to two thousand dollars ($2,000) based on actual costs incurred (which may be increased by the Board or the Committee in their sole discretion).

(k)           Cellular Telephone and Internet Service Allowance. During the Term (and retroactive to January 1, 2020), the Company the Company shall reimburse the Executive for costs associated with (i) the Executive's use of multiple cellular telephones at Executive's cost and expense; and (ii) the Executive's monthly interne service in an amount of up to two hundred dollars ($200).

(l)            Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable pre-approved business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. Partially or wholly in the alternative, the Company may furnish the Executive with a Company credit card on which he may charge all authorized business expenses.

(m)          Life Insurance. The Executive shall be entitled to receive prompt reimbursement for Executive's costs to obtain individual life insurance on himself, in an amount of $1,000,000, which shall contain customary coverage provisions. The beneficiary of the life insurance shall be to the Executive's designee.

(n)           Directors' and Officers' Liability Insurance. Promptly following the Effective Date, the Company shall use commercially reasonable efforts to secure Directors' and Officers' Liability Insurance in an amount not less than $1,000,000, which shall contain customary coverage for the Executive. The Company shall maintain such coverage in effect during the Term as long as it can be secured at commercially reasonable cost.

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(o)           Other Benefits. The Executive (including Executive's spouse and dependents) shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance, and flexible-spending account plans.

If during anytime throughout the Term (and retroactive to January 1, 2020), the Company does not provide Executive with acceptable health, dental and/or vision insurance coverage, the Executive shall be entitled to obtain and the Company shall reimburse the Executive for all costs associated with such health, dental and/or vision insurance paid by Executive.

(p)           Vacation and Personal Time Off.

(i)       The Executive shall be entitled to four (4) weeks of vacation during each year of the Term, which shall accrue at the rate of one (1) week for each consecutive three (3) month period. The Executive shall take vacation time at such times as the Executive may select, and the affairs of the Company may permit.

(ii)       The Executive shall also be entitled to ten (10) personal days of personal time off during each year of the Term or such greater number of days of personal time off as may be afforded employees generally under the Company's policy in effect from time to time during the Term.

(iii)      Vacation and personal time off days shall be taken by the Executive without loss of compensation or other benefits to which he is entitled under this Agreement. Unused vacation or personal days at the end of each year of the Term shall accrue and be carried over to the subsequent year but shall not be paid out to the Executive in any circumstance, including termination of the Executive's employment for any reason.

(q)          Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

(r)           Board Discretion. Nothing in this Section 3 shall obligate the Board to implement any particular benefit plan or prevent the Board from amending or terminating any benefit plan implemented.

4.               Termination. The Executive's employment may be terminated and this Agreement terminated under the following circumstances:

(a)           Death. The Executive's employment hereunder shall terminate upon his death.

(b)           Disability. The Company may terminate the Executive's employment if the Executive becomes subject to a Disability. For purposes of this Agreement, "Disability" means the Executive is unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of one hundred twenty (120) consecutive calendar days or one hundred eighty (180) non-consecutive calendar days within any rolling twelve (12) month period because of physical, mental, or emotional incapacity, resulting from injury, sickness, or disease, as determined by the Executive's physician (or his guardian).

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(c)           Termination by Company for Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means the Executive (i) is convicted of a felony which is related to the Executive's employment or the business of the Company; (ii) in carrying out his duties hereunder, the Executive has been found in a civil action to have committed gross negligence or intentional misconduct resulting, in either case, in material harm to the Company; (iii) subject to a preliminary or permanent injunction issued by a court of competent jurisdiction enjoining the Executive from violating any federal securities law or any rule or regulation thereunder promulgated by the Securities and Exchange Commission (the "SEC"); (iv) the Executive becomes subject to a cease and desist order or other order issued by the SEC after an opportunity for a hearing; or (v) the Executive has been found in a civil action to have materially breached any provision of Section 8 and/or Section 9 and to have thereby caused material harm to the Company. The term "found in a civil action" shall not apply until all appeals permissible under the applicable rules of procedure or statutes have been determined and no further appeals are permissible. to the extent curable.

(d)           Termination by the Company Without Cause. A termination of the Executive's employment by the Company for any reason, except death, disability or Cause, will be deemed to be a termination "Without Cause."

(e)           Termination by the Executive for Good Reason. The Executive may terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" means (i) without the Executive's written consent, a material reduction of his duties, positions or responsibilities; (ii) without the Executive's written consent, a reduction by the Company in Base Salary as in effect immediately prior to such reduction; (iii) the occurrence of a "Change in Control" (as defined in Section 6); or (iii) the Company's material breach of this Agreement; provided that within ninety (90) days of the Company's act or omission giving rise to a resignation for Good Reason, the Executive notifies the Company in writing of the act or omission, the Company fails to correct the act or omission (to the extent curable) within thirty (30) days after receiving the Executive's written notice and the Executive actually terminates his employment within sixty (60) days after the date the Company receives the Executive's notice.

(f)           Termination by the Executive Without Good Reason. A resignation of the Executive's employment for any reason other than Good Reason will be deemed to be a resignation "Without Good Reason." The Executive may terminate his employment at any time Without Good Reason, upon thirty (30) days prior written notice to the Company, provided however, the Company may accelerate the date of such termination to any date following the receipt of such written notice.

(g)          Termination by the Company due to Non-renewal. A termination of the Executive's employment by the Company due to the Company's non-renewal of this Agreement pursuant to Section 3, will be deemed to be a termination "Non-Renewal."

(h)           Termination Date. The "Termination Date" means (i) if the Executive's employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive's employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive's employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice; (iv) if the Company terminates the Executive's employment Without Cause under Section 4(d), the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment for Good Reason under Section 4(e), the date on which the Executive provides the Company a written termination notice; (vii) if the Executive resigns his employment Without Good Reason under Section 4(f), thirty (30) days after the date on which the Executive provides the Company a written termination notice or (viii) if the Company terminates this Agreement though Non-Renewal under Section 4(g), the date on which the Agreement expires.

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5.                Compensation Upon Termination.

(a)          Termination by the Company for Cause or by the Executive Without Good Reason. If the Executive's employment with the Company is terminated pursuant to Sections 4(c), or 4(f), the Company shall pay or provide to the Executive (or to his authorized representative or estate) (1) any earned but unpaid Base Salary as of the Termination Date; (ii) unpaid expense reimbursements as of the Termination Date; (iii) any unpaid Tax True-up amounts, (iv) any earned but unpaid Bonus as of the Termination Date; and (v) any vested benefits the Executive may be entitled to under any employee benefit plan of the Company, equity securities (stock, options, and/or warrants) awarded during the Term or all equity securities eligible to the Executive pursuant to the MCPP based on identified milestones achieved as of the date of Termination and/or which may be achieved within twelve (12) months after the date of Termination (the "Accrued Obligations"), on or before the time required by law but in no event more than thirty (30) days after the Termination Date (and or no more than thirty (30) days after any shares that become eligible to Executive pursuant to the MCPP within the 12 months after date of Termination).

(b)          Termination for Disability, Death or Non-renewal. If the Executive's Employment is terminated by reason of Disability pursuant to Section 4(a), 4(b) or 4(g) then the Executive shall be entitled to the following:

(i)        The Company shall pay the Executive the Accrued Obligations earned through the Termination Date, on or before thirty (30) days after the Termination Date.

(ii)       All equity securities granted to the Executive during the Term shall immediately be issued, become immediately vested, and/or exercised, if applicable, by the Executive or his legal representatives in accordance with the terms of the applicable employees plan or award document.

(iii)      All equity securities eligible to the Executive pursuant to the MCPP based on identified milestones not yet achieved as of the date of Termination shall remain eligible to Executive for a period thirty-six (36) months after the expiration or earlier termination of the Agreement, provided that expiration or termination is not for "Cause" or the Executive's Non-Renewal of the Agreement. The Company shall provide to the Executive no more than thirty (30) days after any shares that become eligible to Executive pursuant to the MCPP pursuant to this Section 5(b)(iii)).

(iv)     a lump sum payment equal to two hundred ninety-nine percent (299%) of Executive's "base period income" as determined under (e) below, plus an additional amount representing a gross-up of any state or federal taxes payable by Executive as a result of any such payment plus any amount of Tax True-up associated with issuance of equity securities pursuant to 5(b)(ii) and 5(b)(iii) above. Such amounts will be paid to Executive within thirty (30) days after his termination of his affiliation with the Company and/or upon such time that the Tax True-up amount is determinable.

(v)      The Executive's "base period income" shall be his Base Salary and Bonuses paid or payable to him during or with respect to the twelve (12) month period preceding the date of his termination of affiliation (excluding any equity issued to Executive pursuant to the MCPP).

(vi)     Subject to the Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive's eligible dependents) for a period of one year from the Termination Date, provided, however, that the Executive remains eligible for COBRA coverage during such one-year period.

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(c)           Termination by the Company Without Cause or by the Executive With Good Reason. If the Executive's employment is terminated by the Company Without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following:

(i)        The Company shall pay the Executive the Accrued Obligations earned through the Termination Date, on or before thirty (30) days after the Termination Date.

(ii)       The Company shall pay the Executive his Base Salary (less applicable withholding taxes) for the balance of the Term or for a period of four years from the Termination Date, whichever is longer, in accordance with the Company's normal payroll practices in effect on the Termination Date.

(iii)      Two hundred percent (200%) of the greater of the Executive's Bonus for the year of termination or the Bonus actually earned for the year prior to the year of termination, if any; which amount will be paid within sixty (60) days of the later of the Termination Date or the calculation of such Bonus. This provision shall exclude any equity grants to Executive pursuant to the MCPP.

(iv)     All equity securities granted to the Executive during the Term shall immediately be issued, become immediately vested, and/or exercised, if applicable, by the Executive or his legal representatives in accordance with the terms of the applicable employees plan or award document.

(v)      All equity securities eligible to the Executive pursuant to the MCPP based on identified milestones not yet achieved as of the date of Termination shall remain eligible to Executive for a period thirty-six (36) months after the expiration or earlier termination of the Agreement, provided that expiration or termination is not for "Cause" or the Executive's Non-Renewal of the Agreement. The Company shall provide to the Executive no more than thirty (30) days after any shares that become eligible to Executive pursuant to the MCPP pursuant to this Section 5(c)(viii)).

(vi)     a lump sum payment equal to any amount of Tax True-up associated with issuance of equity securities pursuant to 5(c)(iv) and 5(b)(v) above. Such amounts will be paid to Executive within thirty (30) days after his termination of his affiliation with the Company and/or upon such time that the Tax True-up amount is determinable.

(vii)    Subject to the Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive's eligible dependents) for the period that the Executive is eligible and remains eligible for COBRA coverage, provided, however, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.

6.                Change in Control.

(a)           For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if (i) any person who is not an executive officer or director of the Company as of the Effective Date, either individually or as a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having fifty point one percent (50.1%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made); or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board of the Company, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transaction.

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(b)           The Company and the Executive hereby agree that, if the Executive is affiliated with the Company on the date on which a Change of Control occurs (the "Change of Control Date"), the Company will continue to retain the Executive and the Executive will remain affiliated with the Company for the period commencing on the Change of Control Date and ending on the fifth (5th) anniversary of the Change in Control Date, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date. If after the Change of Control Executive is requested, and, in his sole and absolute discretion, consents to change his principal business location, the Company will reimburse the Executive for his reasonable relocation expenses, including, without limitation, moving expenses, temporary living and travel expenses for a reasonable time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by the Executive as a result of any such reimbursement. If the Executive shall not consent to change his business location, the Executive may continue to provide the services required of him hereunder from his then residence and/or business address, and the Company shall continue to maintain an office for the Executive at that location commensurate with the Company's office prior to the Change of Control Date.

(c)           During the remaining Term of this Agreement commencing upon the Change of Control Date, the Company will (1) continue to pay Executive a salary at not less than the level applicable to Executive on the Change of Control Date; (ii) pay Executive Bonuses in amounts not less in amount than those paid during the twelve (12) month period preceding the Change of Control Date; and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

(d)           If during the remaining Term of this Agreement after the Change of Control Date (i) Executive's employment is terminated by the Company; or (ii) there shall have occurred a material reduction in Executive's compensation or employment related benefits, or a material change in the Executive's status, working conditions, management responsibilities or titles, and Executive voluntarily terminates his relationship with the Company within sixty (60) days of an such occurrence, or the last in a series of occurrences, then Executive shall be entitled to receive, in addition to the compensation provided for in Section 5(c), and subject to the provisions of subsections (e) and (f) below, a lump sum payment equal to two hundred percent (200°x©) of Executive's "base period income" as determined under (e) below, plus an additional amount representing a gross-up of any state or federal taxes payable by Executive as a result of any such payment plus any amount of Tax True-up associated with issuance of equity securities pursuant to 5(c)(iv) and 5(c)(v) above. Such amounts will be paid to Executive within thirty (30) days after his termination of his affiliation with the Company and/or upon such time that the Tax True-up amount is determinable.

(e)           The Executive's "base period income" shall be his Base Salary and Bonuses paid or payable to him during or with respect to the twelve (12) month period preceding the date of his termination of affiliation.

(f)             In the event of a proposed Change in Control, the Company will allow Executive to participate in all meetings and negotiations related thereto.

7.               Section 409A Compliance.

(a)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(b)           To the extent that any of the payments or benefits provided for in Section 5(b) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the "Code"), the following interpretations apply to Section 5: Any termination of the Executive's employment triggering payment of benefits under Section 5(b) must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive's employment terminates), any benefits payable under Section 5 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(b) shall not cause any forfeiture of benefits on the Executive's part, but shall only act as a delay until such time as a "separation from service" occurs. Further, if the Executive is a "specified employee" (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective; and (ii) the date of the Executive's death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (i) the business day following the six-month anniversary of the date his separation from service becomes effective; and (ii) the Executive's death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b) of this Agreement. It is intended that each installment of the payments and benefits provided under Section 5(b) of this Agreement shall be treated as a separate "payment" for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

8.               Confidential Information.

(a)           As used in this Agreement, "Confidential Information" means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Company, as well as other information to which the Executive may have access in connection with his employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information which now or in the future comes into the public domain, unless due to breach of the Executive's duties under this Section 8(a); (ii) information which is disclosed to Executive by others who are not, to Executive's actual knowledge, under obligation of nondisclosure to the Company; (iii) information which is independently developed by the Executive without breach of the Executive's duties under this Section 8(a); or (iv) information which is disclosed by the Company to others without obligation of confidentiality.

(b)           At all times, both during the Executive's employment with the Company and after its termination, the Executive will keep in confidence and trust all Confidential Information, and will not use or disclose for his own benefit or the benefit of any other Person any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive's duties to the Company.

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9.               Documents, Records, Etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain any such material or property or any copies thereof after the termination of his employment.

10.             Non-Competition. From the Effective Date through the second (2") anniversary of the Termination Date, regardless of the reason for such termination or expiration (the "Restricted Period") the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, prepare to engage, participate, assist or invest in any Competing Business anywhere in the United States or any other geographic area in which the Company is actively distributing its products or providing its services as of the Termination Date. Notwithstanding the foregoing, (i) the Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business; and (ii) the Executive may be employed by a large organization which is engaged in a Competing Business as its non-primary business, so long as Executive is not involved with or assisting such Competing Business, and so long as Executive does not breach his obligations regarding Confidential Information.

11.             No Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive shall use his best efforts to ensure that such business does not take any of the following actions:

(a)           persuade or attempt to persuade any Customer, Prospective Customer or Supplier to cease doing business with the Company, or to reduce the amount of business it does with the Company;

(b)           solicit or service for himself or for any Person the business of a Customer, Prospective Customer or Supplier in order to provide goods or services that are competitive with the goods and services provided by the Company;

(c)            persuade or attempt to persuade any Service Provider to cease providing services to the Company; or

(d)           solicit for hire or hire for himself or for any third party any Service Provider. The following definitions are applicable to Sections 8, 9, 10, and 11:

(i)            "Competing Business" means the offering in-office ancillary opportunities and third-party billing to physicians and clinics and any other business in which the services which the Company is engaged in as of the Termination Date.

(ii)           "Customer" means any Person that purchased goods or services from the Company at any time within two (2) years prior to the date of the solicitation prohibited by Sections 11(a) or (b).

(iii)          “Prospective Customer" means any Person with whom the Company met or to whom the Company presented for the purpose of soliciting the Person to become a Customer of the Company within six (6) months prior to the date of the solicitation prohibited by Sections 11(a) or (b).

(iv)          "Service Provider" means any Person who is an employee or independent contractor of the Company or the Company or who was within twelve (12) months preceding the solicitation prohibited by Sections 11(a) or (b) an employee or independent contractor of the Company or the Company.

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(v)           "Supplier" means any Person that sold goods or services to the Company at any time within twelve (12) months prior to the date of the solicitation prohibited by Sections 11(a) or (b).

(vi)          "Person" means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

12.              Intellectual Property.

(a)           All creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, "Creations"), relating to any activities of the Company which are conceived by the Executive or developed by the Executive in the course of his employment with the Company, whether prior to or during the Term, whether conceived alone or with others and whether or not conceived or developed during regular business hours, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed "works made for hire" as that term is used in the United States Copyright Act.

(b)           To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to his employment with the Company, the Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify his, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. The Executive further waives any "moral" rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, and right of privacy, contract, tort or other legal theory.

(c)           The Executive will promptly inform the Company of any Creations. The Executive will also allow the Company to inspect any Creations he conceives or develops within one (1) year after the termination of his employment for any reason to determine if they are based on Confidential Information. The Executive shall (whether during his employment or after the termination of his employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company's rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints the Company and any of its officers as his attorney in fact to undertake such acts in his name). The Executive's obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of his employment for any reason. The Company shall reimburse the Executive for any out-of-pocket expenses (but not attorneys' fees) he incurs in connection with his compliance with this Section 12(c).

13.             Acknowledgement. The Executive understands that the restrictions set forth in Sections 8, 9, 10, 11 and 12 of this Agreement are intended to protect the Company's interest in its Confidential Information, goodwill and established employee and customer relationships, and agrees that such restrictions are reasonable and appropriate for this purpose.

14.             Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive's heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive's service as an officer, director or employee, as the case may be, of the Company, or the Executive's service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company's request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive's heirs or representatives such expenses, including litigation costs and attorneys' fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive's behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors' and officers' liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive's right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company's expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company's counsel and minimize the expense of such separate representation to the extent consistent with the Executive's separate defense.

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15.              Survival. The provisions of Sections 8, 9, 10, 11, 12, 14, 15, 16 and 22 of this Agreement shall survive its expiration or termination.

16.              Disputes.

(a)           The parties agree to resolve any dispute arising under or relating to the interpretation or enforcement of this Agreement, the Executive's employment or the termination of the Executive's employment before the Florida state courts of Miami-Dade County, Florida or the United States District Court for the Southern District of Florida, and hereby consent to the exclusive jurisdiction of such courts. Accordingly, with respect to any such court action, the Executive and the Company each (i) submits to the personal jurisdiction of these courts; (ii) consents to service of process under the notice provisions set forth in Section 21 of this Agreement; (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (iv) waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(b)           Notwithstanding anything else provided in this Agreement, the Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of Sections 8, 9, 10, 11 and 12 of this Agreement. Accordingly, if the Executive breaches or proposes to breach, any term of Sections 8, 9, 10, 11 and 12 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to a temporary and preliminary injunction or other appropriate equitable relief to restrain any such breach without showing or providing any actual damage to the Company from any court having competent jurisdiction over the Executive.

(c)           BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(d)           The prevailing party shall be entitled to reasonable attorneys' fees and costs from the non-prevailing party in connection with any action filed under this Section 16.

17.             Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation, the Original Employment Agreement.

18.            Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

19.            Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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20.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21.           Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Financial Officer. Notices shall be effective on receipt, if delivered by hand, the next business day, if sent by overnight courier service or on the third (r) business day after mailing, if sent by mail.

22.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

23.           Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of Florida for contracts to be performed in that state and without giving effect to the conflict of laws principles of Florida or any other state.

24.            "Company" Defined. As used in this Agreement, the term "Company" shall mean the Company, its parent, subsidiaries and divisions.

25.           Counterparts. This Agreement may he executed in any number of counterparts, including by facsimile, .PDF or other electronic transmission (which shall be deemed to be an original), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

THE COMPANY:

ORGANICELL REGENERATIVE MEDICINE, INC.

By: /s/ Ian Bothwell
Name: Ian Bothwell
Title: CFO

THE EXECUTIVE:

/s/ Albert Mitrani
Albert Mitrani, COO

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